Exhibit 10.1

NUVEEN INVESTMENTS, LLC

EXCESS BENEFIT RETIREMENT PLAN

INTRODUCTION

This document is an amendment, restatement and continuation of the Nuveen Investments, LLC Excess Benefit Retirement Plan (the “Plan”) (formerly known as the John Nuveen & Co. Incorporated Excess Benefit Retirement Plan), which is maintained by Nuveen Investments, LLC (the “Company”) solely for the purpose of providing benefits for certain employees in excess of the limitations on benefits provided under the Nuveen Investments, LLC Employees’ Retirement Plan (formerly known as the John Nuveen & Co. Employees’ Retirement Plan) imposed by Section 415 and Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.  The Plan is intended to be an unfunded plan maintained solely for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.  This amendment and restatement is generally effective January 1, 2009.  Effective December 31, 2008, participation in the Plan is frozen.  On and after that date, no additional employees may become eligible to participate in the Plan.

ARTICLE I - DEFINITIONS

1.01                           “Benefit Limitation” means the limitation on annual benefits contained in Section 415 of the Code and set out in Section 4.8 of the Retirement Plan.

1.02                           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.03                           “Compensation Limitation” means the limitation on includible compensation contained in Section 401(a)(17) of the Code and set out in Section 2.9 of the Retirement Plan.

1.04                           “Maximum Benefit” means the retirement benefit to which a Participant is entitled under the terms of the Retirement Plan.

1.05                           “Participant” means any individual who was a participant in the Plan on December 31, 2008 and who has not received a full distribution of his Plan benefits.  Employees who are not Participants in the Plan on December 31, 2008 will not be eligible to become Participants thereafter.

1.06                           “Retirement Plan” means Nuveen Investments, LLC Employees’ Retirement Plan, as amended from time to time.  Any capitalized term used in this document with reference to the Retirement Plan, and not defined in this document, shall have the same meaning as it does in the Retirement Plan.

1.07                           “Separation from Service” means the date of a Participant’s “separation from service” within the meaning of Code Section 409A (including, without limitation, the Participant’s death, retirement, or other termination of employment with the Company), and any references to termination of employment in this Plan shall be deemed to refer to a Separation from Service.  In accordance with Treasury Regulation §1.409A-1(h)(1)(ii) (or any similar or successor provisions), a Separation from Service shall be deemed to occur if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided by the Participant in the immediately preceding thirty-six (36) months.

1.08                           “Unrestricted Benefit” means the retirement benefit to which a Participant would be entitled under the terms of the Retirement Plan, but without application of the Benefit Limitation or Compensation Limitation.  Notwithstanding anything in the Plan to the contrary, a Participant’s Unrestricted Benefit shall not take into account any of his or her compensation earned after December 31, 2008 that is more than $200,000 above the Compensation Limitation; provided that the Participant’s benefit under the Plan, calculated in accordance with Article II below, shall not be less at the time of distribution than it was as of December 31, 2008.  Moreover, for clarification, a Participant’s Unrestricted Benefit will take into account the freeze of the Retirement Plan that is scheduled to occur as of March 31, 2014.

ARTICLE II - BENEFITS

2.01                           Normal Retirement Benefit — Upon the Normal Retirement of a Participant, as provided under the terms of the Retirement Plan, the Participant shall be entitled to a benefit under this Plan actuarially equal in amount to his Unrestricted Benefit, determined in accordance with Section 4.1 of the Retirement Plan, reduced by his Maximum Benefit.

2.02                           Early Retirement Benefit — Upon the Early Retirement of a Participant, as provided under the terms of the Retirement Plan, the Participant shall be entitled to a benefit under this Plan actuarially equal in amount to his Unrestricted Benefit, determined in accordance with Section 4.2 of the Retirement Plan, reduced by his Maximum Benefit.

2.03                           Postponed Retirement Benefit — Upon the Postponed Retirement of a Participant, as provided under the terms of the Retirement Plan, the Participant shall be entitled to a benefit under this Plan actuarially equal in amount to his Unrestricted Benefit, determined in accordance with Section 4.3 of the Retirement Plan, reduced by his Maximum Benefit.

2.04                           Disability Retirement Benefit — Upon the Disability Retirement of a Participant, as provided under the terms of the Retirement Plan, the Participant shall be entitled to a benefit under this Plan actuarially equal in amount to his Unrestricted Benefit, determined in accordance with Section 4.4 of the Retirement Plan, reduced by his Maximum Benefit.

2.05                           Deferred Vested Retirement Benefit — Upon the Deferred Vested Retirement of a Participant, as provided under the terms of the Retirement Plan, the Participant shall be entitled to a benefit under this Plan actuarially equal in amount to his Unrestricted Benefit, determined in accordance with Section 4.5 of the Retirement Plan, reduced by his Maximum Benefit.

2.06                           Full Career Retirement Benefit — Upon the Full Career Retirement of a Participant, as provided under the terms of the Retirement Plan, the Participant shall be entitled to a benefit under this Plan actuarially equal in amount to his Unrestricted Benefit, determined in accordance with Section 4.6 of the Retirement Plan, reduced by his Maximum Benefit.

2.07                           Spouse’s Benefit — Subject to Section 2.08 below, upon the death of a Participant whose surviving spouse is eligible for a Surviving Spouse Benefit under Section 4.7 or Article V of the Retirement Plan, the Participant’s surviving spouse shall be entitled to a benefit equal to the Surviving Spouse Benefit, determined in accordance with the applicable provision of the Retirement Plan without regard to the Benefit Limitation or the Compensation Limitation, reduced by the corresponding  actuarially-equivalent Surviving Spouse Benefit.

2.08                           Form of Benefit Payment.  A retirement benefit payable under this Article II shall be paid in a lump sum within 90 days of Separation from Service.  Individuals who have experienced a Separation from Service on or before December 31, 2008 but have not received a total distribution of their Plan benefits as of that date shall receive the actuarial equivalent of such benefits in a lump sum in the first quarter of 2009.  Notwithstanding anything in this Section 2.08 to the contrary, any individual who is subject to the First Amendment to the Plan shall receive his or her benefit under the Plan in the form set forth in such amendment.

ARTICLE III — ADMINISTRATION OF THE PLAN

3.01                           Administrator — The Plan shall be administered by the Company, which shall have the full authority to interpret the Plan and create such procedures for the Plan’s administration as it deems appropriate.  The Company shall have the duty and responsibility of maintaining records, making the requisite calculations, and disbursing the payments hereunder.  The Company’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.

3.02                           Amendment and Termination — The Company may amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect a benefit to which a Participant has become entitled under Article II prior to the date of such amendment or termination unless, in connection with such an amendment or termination of this Plan, the Participant becomes entitled to an amount equal to or greater than such benefit under another plan or practice adopted by the Company.  Notwithstanding the previous sentence, the Company may, in its sole discretion, amend the Plan from time to time in such manner as it deems appropriate or desirable for purposes of enabling the Plan to be and remain in compliance with Code Section 409A.

3.03                           Payments — The Company will pay all benefits arising under this Plan.  All costs, charges and expenses relating to such benefits will be borne by the Company.

3.04                           Non-assignability of Benefits — Neither the benefits payable hereunder nor the right to receive future benefits under the Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Company which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

3.05                           Claims Procedure — If any person (an “applicant”) claims payments under the Plan in addition to those provided to him, and the claim is wholly or partially denied, the following procedures will apply.  An applicant must make a claim for benefits within two years of the date that benefits are paid to him.

(a)                                  The Company will give the applicant written notice of the denial.  This notice will made no later than 90 days after receipt of the claim by the Plan, unless the plan administrator determines that special circumstances require an extension of time for processing the claim. If the plan administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.  The notice shall be written in a manner calculated to be understood by the average Participant and will include the specific reasons for the denial and specific references to any facts or any provisions of the Plan or the Retirement Plan on which the denial is based.  If the claim was denied because specific material or information was not provided to the Company, the notice will include a description of the additional material or information which the applicant must provide in connection with the claim, along with an explanation of why such material or information is necessary.  The notice will also provide an explanation of the Plan’s claims appeal procedure, as set out in paragraph (b) below.

(b)                                 An applicant who wishes to use the Plan’s claim appeal procedure must, within 60 days of receiving the Company’s notice of denial, notify the Company that he wishes to appeal the claim denial.  The applicant may review all relevant documents relating to his claim, including plan documents, and submit issues and comments in writing.

The Company will review the record of the appeal and prepare its decision.  The Company will give the applicant notice of the decision within 60 days after receipt of the applicant’s notice of appeal, unless special circumstances require an extension of time for processing, but notice will in any event be given within 120 days after receipt of the applicant’s notice of appeal.  This notice of the decision on the appeal will be written in a manner calculated to be understood by the applicant and will include the specific reasons for the denial and specific references to any facts or any provisions of the applicable plan documents on which the denial on appeal is based.

The Company may adopt additional rules for implementing this Section, so long as they are consistent with Department of Labor Regulations §2560.503.1 and, in the absence of an applicable rule adopted by it, may rely on the provisions of that regulation in interpreting and administering the Plan.

3.06                           Status of Plan — Nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Participant or for any other person or persons to whom benefits are to be paid pursuant to the terms of the Plan, the Participant’s only interest hereunder being the right to receive the benefits set forth herein.  To the extent the Participant or any other person acquires a right to receive benefits under the Plan, such right shall be no greater than the right of any unsecured general creditor of the

Company.  Notwithstanding the foregoing, the Company may transfer amounts to a trust sufficient to satisfy the obligations of the Company to Participants as determined in good faith and pursuant to standard actuarial principles.

3.07                           No Contract of Employment — The fact that a person is a Participant will not constitute or be evidence of a contract of employment or give him any right to continued employment with the Company.

3.08                           Code Section 409A.  The Plan is intended to comply with Code Section 409A.  The Plan shall be construed, interpreted, and administered with such intent and, in the event of any inconsistency between any provision of the Plan and Code Section 409A, the provisions of Code Section 409A shall control.  Any provision in the Plan that is determined to violate the requirements of Code Section 409A shall be void and without effect.  Any provision that is required by Code Section 409A to appear in the Plan that is not expressly set forth herein shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision was expressly set forth herein.

Notwithstanding any other provision in the Plan to the contrary, the Company makes no representations that benefits under the Plan shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the benefits under the Plan.  It is intended that Plan amounts shall not be treated as taxable income to the Participant until the Participant actually receives any such amount; however, nothing contained herein shall be construed as a promise, guarantee, or other representation by the Company of such tax effect nor, without limitation, shall the Company be liable for any taxes, penalties, or other amounts incurred by a Participant in the event it is determined by applicable tax authorities that such intent was not accomplished.